IPC Group - Integrated Professional Cleaning
Consolidated financial statements as at 31 December 2014
(1/1/2014-31/12/2014 FY)

IPC Group - Integrated Professional Cleaning

Consolidated Financial Statements as at 31 December 2014	1

IPC Group - Integrated Professional Cleaning

IP Cleaning S.p.A.
Viale Treviso, 63 Fraz. Summaga – 30026 Portogruaro (VE)
Fully paid-up share capital € 11,762,428.00
Tax Code and Venice Register of Companies no. 11889280159
VAT No. 01205180191

Consolidated Financial Statements as at 31 December 2014	2

IPC Group - Integrated Professional Cleaning

Consolidated Income Statement
	Notes	31/12/2014	31/12/2013

Total Net sales	5	168,580	171,015

Direct production costs	6	84,015	85,238

First gross industrial margin		84,565	85,777

Indirect production costs	6	13,696	14,179

Second gross industrial margin		70,869	71,598

Variable commercial costs	6	10,175	10,222

Fixed commercial costs	6	22,726	22,074

Fixed administrative expenses	6	5,924	5,729

Fixed general costs	6	14,277	14,996

Fixed R&D costs	6	562	493

Other operating costs (income)	6	(300)	(170)

Profit (loss) from ordinary operations		17,505	18,254

Non-recurring costs (income)	6	2,683	2,803

Operating result		14,822	15,451

Financial costs (income)	7	4,886	10,694

Extraordinary write-downs	8	0	52,755

Profit (loss) before tax		9,936	(47,998)

Taxes	9	(3,580)	5,104

Profit/(loss) for the period		6,356	(42,894)

Group profit/(loss)		5,984	(44,915)

Minority interests profit (loss)		372	2,021

Consolidated Financial Statements as at 31 December 2014	4

IPC Group - Integrated Professional Cleaning

Consolidated Statement of Comprehensive Income

	Notes	31/12/2014	31/12/2013

Profit/(loss) for the period		6,356	(42,894)

Actuarial gains/losses	25	(734)	(291)

Gains/(losses) on interest rate risk hedges		0	0

Gains/(losses) on currency risk hedges	20	(88)	(20)

Other changes	23	20	7

Gains/(losses) on translation of financial statements of foreign companies	23	0	(104)

Exchange differences	23	26	385

Tax effect related to profit/(loss)		220	83

Comprehensive profit/(loss)		5,800	(42,833)

Consolidated Financial Statements as at 31 December 2014	5

IPC Group - Integrated Professional Cleaning

Consolidated balance sheet
	Notes	31/12/2014	31/12/2013
ASSETS
Land Buildings Plants and machinery Equipment Other assets Work in progress and advances		15,109 31,015 1,802 3,619 1,429 83	15,109 32,194 1,808 3,868 1,424 -
Property, plant and equipment	11	53,057	54,403

Goodwill	12	66,945	66,945
Development costs Trademarks Patents, industrial property rights and licences Work in progress and advances		4,806 6,835 669 299	4,881 7,463 768 164
Intangible assets	13	12,609	13,276

Deferred tax assets	14	3,218	2,830

Other non-current assets	15	365	417

Total non-current assets		136,194	137,871

Cash and cash equivalents	16	5,482	15,056

Trade receivables	17	32,835	31,823

Other receivables	18	835	1,043

Current tax receivables	19	1,759	2,630

Inventories	20	33,788	36,528

Current financial assets	21	0	23

Other current assets	22	981	1,139

Total current assets		75,680	88,242

Total non-current assets held for sale	23	4,320	4,320

Total Assets		216,194	230,433

Consolidated Financial Statements as at 31 December 2014	6

IPC Group - Integrated Professional Cleaning

	Notes	31/12/2014	31/12/2013
LIABILITIES & EQUITY

Group shareholders' equity and reserves	24	56,296	61,108

Group profit/(loss)	24	5,984	(44,915)

Total Group shareholders’ equity		62,280	16,193

Minority interests and third-party reserves	24	2,520	10,410

Minority interests profit (loss)	24	372	2,021

Total Minority interests		2,892	12,431

Total Consolidated shareholders' equity	24	65,172	28,624

Non-current portion of loans	25	73,553	0

Employees post-retirement benefits	26	6,058	5,577

Deferred tax liabilities	14	18,075	18,714

Other non-current liabilities	27	2,736	0

Provisions for risks and Other non-current funds	28	2,109	1,589

Total non-current liabilities		102,531	25,880

Trade and other payables	29	30,751	58,655

Current bank payables	25	10,544	23,860

Current portion of loans	25	4,000	87,670

Current tax payables	30	2,779	3,024
Current financial liabilities	21	363	0

Other current liabilities	31	54	2,720

Total current liabilities		48,491	175,929

Total Liabilities & Equity		216,194	230,433

Consolidated Financial Statements as at 31 December 2014	7

IPC Group - Integrated Professional Cleaning

Consolidated Cash Flow Statement

	31/12/2014 Restated (a)	31/12/2013
Profit before tax	9,936	(47,998)
Amortisation/depreciation of fixed assets	7,985	8,957
Impairment	0	52,755
Loss/(Income) on x-rates	(1,094)	1,444
Financial costs	5,976	9,250
Change in receivable/other assets and Liabilities	(1,794)	2,692
Change in inventories	2,740	392
Change in supplier	(6,428)	933
Change in provisions	273	(3,341)
Financial costs Paid	(4,664)	(6,289)
Income tax paid	(4,599)	(4,102)
Cash flow from operating activities	8,331	14,693

Investment activity
Increase in fixed assets	(5,970)	(6,093)
Interest Income	(110)	(87)
Dividends received	0	0
Cash flow from investment activities	(6,080)	(6,180)

Financing activities
Injection of capital	33,000	0
Acquisition of minority interests	(19,078)	0
Acquisition (repayment) of medium/long-term loans	(10,618)	(289)
Dividends paid	(1,813)	(1,943)
Changes in short term bank debt	(13,316)	(2,143)
Cash flow from financing activities	(11,825)	(4,375)
Cash flow generated (used)	(9,574)	4,138

Opening cash and cash equivalents	15,056	10,918

Closing cash and cash equivalents	5,482	15,056

(a)	See note 1.1

Consolidated Financial Statements as at 31 December 2014	8

IPC Group - Integrated Professional Cleaning

Statement of changes in consolidated Group shareholders’ equity:

STATEMENT OF CHANGES IN GROUP SHAREHOLDERS' EQUITY AT 31-12-2013

	Share Capital	Share premium reserve	Merger Surplus reserve	Legal reserve	Convertible debenture reserve	Cash Flow Hedge reserve	Reserve for actuarial gain and losses	Group translation reserve	Profit/(Losses) carried forward	Other reserves	Profit/(Losses) for the period	Closing Shareholders Equity
Opening Shareholders Equity	11,762	26,218	23,261	456	73	51	(242)	310	(636)		1,014	62,267

Prior year's profit									1,014		(1,014)	—

Changes in Shareholders' Equity						(10)	(194)					(204)

Movement in translation reserve								(1,044)				(1,044)

Reclassification									90			90

2013 profit											(44,916)	(44,916)

Closing Shareholders Equity	11,762	26,218	23,261	456	73	41	(436)	(734)	468	—	(44,916)	16,193

STATEMENT OF CHANGES IN GROUP SHAREHOLDERS' EQUITY AT 31-12-2014

	Share Capital	Share premium reserve	Merger Surplus reserve	Legal reserve	Convertible debenture reserve	Cash Flow Hedge reserve	Reserve for actuarial gain and losses	Group translation reserve	Profit/(Losses) carried forward	Other reserves	Profit/(Losses) for the period	Closing Shareholders Equity
Opening Shareholders Equity	11,762	26,218	23,261	456	73	41	(436)	(734)	468		(44,916)	16,193

Prior year's profit		(18,967)	(23,261)		(73)				(2,615)		44,916	—

Changes in Shareholders' Equity						(50)	(504)					(554)

Movement in translation reserve								(680)				(680)

Variation on Consolidation Area										8,337		8,337

Equity increase		33,000										33,000

2014 profit											5,984	5,984

Closing Shareholders Equity	11,762	40,251	—	456	—	(9)	(940)	(1,414)	(2,147)	8,337	5,984	62,280

Consolidated Financial Statements as at 31 December 2014	9

IPC Group - Integrated Professional Cleaning

Statement of changes in consolidated minority interests:

STATEMENT OF CHANGES IN MINORITY INTERESTS AT 31-12-2013

	Share Capital	Reserve for actuarial gain and losses	Minority interest translation reserve	Profit(Losses) carried forward	Other reserves	Profit(Losses) for the period	Closing equity
Opening Equity	7,591	(27)	746	2,285		1,582	12,177

Prior year's profit				1,582		(1,582)	—

Dividends				(1,942)			(1,942)

Reclassification				(90)			(90)

Movements in Equity		(17)					(17)

Movement in translation reserve			282				282

2013 Profit						2,021	2,021

Closing Equity	7,591	(44)	1,028	1,834	—	2,021	12,431

Statement of changes in consolidated minority interests:

STATEMENT OF CHANGES IN MINORITY INTERESTS AT 31-12-2014

	Share Capital	Reserve for actuarial gain and losses	Minority interest translation reserve	Profit(Losses) carried forward	Other reserves	Profit(Losses) for the period	Closing equity
Opening Equity	7,591	(44)	1,028	1,834		2,021	12,431

Prior year's profit				2,021		(2,021)	—

Dividends				(1,813)			(1,813)

Movements in Equity		(28)					(28)

Variation on Consolidation Area					(8,099)		(8,099)

Movement in translation reserve			30				30

2014 Profit						372	372

Closing Equity	7,591	(72)	1,058	2,042	(8,099)	372	2,892

Consolidated Financial Statements as at 31 December 2014	10

IPC Group - Integrated Professional Cleaning

.

1.	GENERAL INFORMATION

The Financial Statements under review reflect the economic and financial results of the IPC – Integrated Professional Cleaning - Group consisting of leading companies in the field of design, production and sale of products for professional cleaning, set up in 2005 following the merger of some leading companies in the professional cleaning sector, each specialised in a different market segment.
The IPC Group is a system of companies, divisions, products and services able to provide global solutions to the requirements of the Sector of professional cleaning and employs a workforce of around a thousand employees.

As from the 2007 financial year, the Consolidated Financial Statements of the IPC Group were drawn up in accordance with the International Financial Reporting Standards (IFRS) established by the International Accounting Standards Board and approved by the European Union. The decision to prepare the Consolidated Financial Statements in accordance with IAS/IFRS was taken on a voluntary basis by making use of the right granted by Article 3, paragraph 2 of Italian Legislative Decree no. 38 of 28 February 2005, since the current European regulations do not include any obligation to do so of the parent company IP Cleaning SpA or of its subsidiaries, in that they are unlisted companies.
These consolidated financial statements are expressed in thousands of Euro and prepared in accordance with the cost method, except for some financial instruments that are measured at fair value.
The accounting standards were applied consistently in all the Companies of the Group and to all the periods presented; therefore, the figures are comparable from one period to another.
Foreign activities are included in the consolidated financial statements according to the standards described in the following notes.
The Consolidated Financial Statements were audited pursuant to Article 13 of Italian Legislative Decree no. 39 of 27 January 2010 and the independent auditors’ report is enclosed with the financial statements.

1.1	CORRECTION OF ERRORS

These financial statements are based on the translation of the consolidated financial statements issued in Italian language except for the consolidated cash flow statements which have been restated to correct a misstatement related to the classification of some items. In particular, the previously reported cash flow statements reconciled not only the change in cash as reported in the balance sheet, but the variation of "adjusted cash" which included cash, payables due to banks within 12 months and accrued interest income. Moreover some line items were classified in different sections of the cash flows. The table below summarizes the adjustments:

Consolidated Financial Statements as at 31 December 2014	12

IPC Group - Integrated Professional Cleaning

	2014	2014	2014
	As restated	As previously reported	Adjustments
Cash flow from operating activities	8,331	12,996	(4,665)
Cash flow used in investment activities	(6,080)	(5,970)	(110)
Cash flow used in financing activities	(11,825)	(3,283)	(8,542)
Cash flow generated (used)	(9,574)	3,743	(13,317)

Opening Cash	15,056	(8,804)	23,860
Closing Cash	5,482	(5,062)	10,544

2.	CONSOLIDATION AREA

The Consolidated Financial Statements of the IPC Group include the financial statements as at 31 December 2014 of the Parent company IP Cleaning S.p.A. and of the companies directly or indirectly controlled by it at the end of the reporting period as defined by IFRS 10 – "Consolidated Financial Statements". Such control exists when the Group has the power, directly or indirectly, to determine the financial and operating policies of a company, for the purpose of obtaining benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which they were taken over until the date that such control ceases.
All the companies belonging to the Group were consolidated on a line-by-line basis, thus including all assets and liabilities and all costs and revenues, regardless of the share held. The carrying amount of consolidated equity investments is therefore eliminated against the shareholders’ equity.

Consolidated Financial Statements as at 31 December 2014	13

IPC Group - Integrated Professional Cleaning

The complete list of Companies included in the consolidation area is shown below:

Name	Registered office	Share capital Euro	% held
Soteco S.p.A.	Cremona - Italy	140,000	100.0%
Euromop S.p.A.	Cittadella (PD) - Italy	103,000	100.0%
Ready System S.r.l.	Villafranca Padovana (PD) - Italy	250,000	51.0%
Pulex S.r.l.	Mompiano (BS) - Italy	15,000	100.0%
IP Gansow GMBH	Unna - Germany	2,700,000	100.0%
Interclean Assistance ICA S.A.	Epone - France	457,000	93.3%
IP Cleaning España S.L.	Vilassar De Dalt - Spain	127,400	75.0%
IPC Eagle Inc.	Eagan Mn - USA	829	100.0%
Foma Norge AS	Langhus - Norway	3,264	99.9%
IP Cleaning Sverige AB	Gothenburg - Sweden	1,024	99.9%
Western Floor Private Ltd.	New Delhi - India	188,000	100.0%
IP Cleaning Industria e Comercio Ltda	Pinhais - Brazil	30,000	100.0%
Soteco Benelux B.V.B.A.	Wommelgem - Belgium	20,000	95.0%
IPC Euromop Iberica S.L.	Barcelona - Spain	60,000	51.0%
CT Corporation Ltd.	Fo Shan - PRC	413,000	60.4%

Consolidated Financial Statements as at 31 December 2014	14

IPC Group - Integrated Professional Cleaning

3.	ADOPTION OF NEW ACCOUNTING STANDARDS
New documents issued by IASB and approved by the EU to be adopted mandatorily starting from the financial statements of the financial years as from 1 January 2014.

Document title	Issue Date	Effective date	Date of approval	EU Regulations and publication date
Amendments to IAS 32 – Financial Instruments: Presentation - Offsetting Financial Assets and Financial Liabilities	December 2011	1 January 2014	13 December 2012	(EU) 1256/2012 29 December 2012
IFRS 10 Consolidated Financial Statements	May 2011	1 January 2014 (for IASB: 1 January 2013)	11 December 2012	(EU) 1254/2012 29 December 2012
IFRS 11 Joint Arrangements	May 2011	1 January 2014 (for IASB: 1 January 2013)	11 December 2012	(EU) 1254/2012 29 December 2012
IFRS 12 - Disclosure of Interests in Other Entities	May 2011	1 January 2014 (for IASB: 1 January 2013)	11 December 2012	(EU) 1254/2012 29 December 2012
IAS 27 (2011) Separate Financial Statements	May 2011	1 January 2014 (for IASB: 1 January 2013)	11 December 2012	(EU) 1254/2012 29 December 2012
IAS 28 (2011) Investments in Associates and Joint Ventures	May 2011	1 January 2014 (for IASB: 1 January 2013)	11 December 2012	(EU) 1254/2012 29 December 2012
Guide to the transitional provisions (Amendments to IFRS 10, IFRS 11 and IFRS 12)	June 2012	1 January 2014 (for IASB: 1 January 2013)	4 April 2013	(EU) 313/2013 5 April 2013
Investment entities (Amendments to IFRS 10, IFRS 12 and to IAS 27(2011))	October 2012	1 January 2014	20 November 2013	(EU) 1174/2013 21 November 2013
Amendments to IAS 36 - Recoverable Amount Disclosures for Non-Financial Assets	May 2013	1 January 2014	19 December 2013	(EU) 1374/2013 20 December 2013
Amendments to IAS 39 - Novation of Derivatives and Continuation of Hedge Accounting	June 2013	1 January 2014	19 December 2013	(EU) 1375/2013 20 December 2013

IAS/IFRS and related IFRIC interpretations applicable to the financial statements of the financial years as from 1 January 2014.

Documents approved by the EU as at 9 January 2015.
The information to be provided in the notes to the financial statements provided by these documents is included in this checklist, as their early application is allowed.

Consolidated Financial Statements as at 31 December 2014	15

IPC Group - Integrated Professional Cleaning

Document title	Issue Date	Effective date	Date of approval	EU Regulations and publication date
IFRIC 21 - Levies	May 2013	17 June 2014 (for IASB: 1 January 2014)	13 June 2014	(EU) 634/2014 14 June 2014
Improvements to IFRSs (2010-2012 cycle)	December 2013	1 February 2015 (for IASB: 1 July 2014)	17 December 2014	(EU) 2015/28 9 January 2015
Improvements to IFRSs (2011-2013 cycle)	December 2013	January 1, 2015 (for IASB: 1 July 2014)	18 December 2014	(EU) 1361/2014 19 December 2014
Defined benefit plan: employee contributions (amendment to IAS 19)	November 2013	1 February 2015: (for IASB: 1 July 2014)	17 December 2014	(EU) 2015/29 9 January 2015

Consolidated Financial Statements as at 31 December 2014	16

IPC Group - Integrated Professional Cleaning

IAS/IFRS and related IFRIC interpretations applicable to the financial statements of the financial years as from 1 January 2014.

Documents STILL to be approved by the EU at 31 January 2015.

It should be noted that these documents will be applicable only after the approval by the EU.

Document title	Issue Date by IASB	Effective date of the IASB document	Date of expected approval by the EU
Standards
IFRS 9 Financial Instruments	July 2014	1 January 2018	2nd half of 2015
IFRS 14 Regulatory Deferral Accounts	January 2014	1 January 2016	Not planned
IFRS 15 - Revenue from Contracts with Customers	May 2014	1 January 2017	2nd quarter of 2015
Amendments
Amendments to IAS 16 and IAS 38: Clarification of Acceptable Methods of Depreciation and Amortisation	May 2014	1 January 2016	1st quarter of 2015
Amendments to IFRS 11: Accounting for Acquisitions of Interests in Joint Operations	May 2014	1 January 2016	1st quarter of 2015
Amendments to IAS 16 and IAS 41: Bearer Plants	June 2014	1 January 2016	1st quarter of 2015
Amendments to IAS 27 (2011): Equity Method in Separate Financial Statements	August 2014	1 January 2016	3rd quarter of 2015
Amendments to IFRS 10 and IAS 28 (2011): Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	September 2014	1 January 2016	3rd quarter of 2015
Annual Improvements to IFRSs (2012-2014 Cycle)	September 2014	1 January 2016	3rd quarter of 2015
Disclosure Initiative (Amendments to IAS 1)	December 2014	1 January 2016	4th quarter of 2015
Investment entities: Applying the Consolidation Exception (Amendments to IFRS 10, IFRS 12 and IAS 28)	December 2014	1 January 2016	4th quarter of 2015

Consolidated Financial Statements as at 31 December 2014	17

IPC Group - Integrated Professional Cleaning

4.	SUMMARY OF THE MOST SIGNIFICANT ACCOUNTING STANDARDS
General principles
The accounting standards applied in preparing the consolidated financial statements are summarised below. They were applied consistently with the previous financial year and with a view to the company as a going concern.

Consolidation criteria
The consolidated financial statements include the financial statements of IP Cleaning S.p.A. and of the companies controlled by it prepared as at 31 December of each year. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.
The results of subsidiaries acquired or divested during the period are included in the consolidated income statement from the effective date of acquisition to the effective date of disposal.
Where necessary, adjustments are made to the financial statements of consolidated companies to align their accounting policies with those adopted by the parent company.
All transactions between Group companies, including any unrealised gains and losses, and their balances are eliminated in the consolidation.
The minority interest in the net assets of consolidated subsidiaries is shown separately with respect to shareholders’ equity attributable to the Group. The minority interest is determined on the basis of the minority’s proportion of the fair value of assets and liabilities at the date of acquisition and of any changes in shareholders’ equity after this date. Subsequently, losses attributable to the minority interest in excess of the related share of shareholders’ equity are prudentially attributed to the Group shareholders’ equity, unless there is a reasonable certainty that the minority has a binding obligation and is able to invest further in the company to cover the losses.

Business combinations
A) Before 1 January 2010
The acquisition of subsidiaries is accounted for in accordance with the acquisition method (Purchase Account). The cost of the acquisition is calculated as the sum of current values, at the date of transfer, of assets sold and liabilities incurred or assumed and of the financial instruments issued by the Group in exchange for control of the acquired company, plus the costs directly attributable to the combination.
The identifiable assets, liabilities and contingent liabilities of the acquired company that comply with the conditions for recognition under IFRS 3 are accounted for at their current values on the date of acquisition, except for non-current assets (or disposal groups) that are classified as held for sale in compliance with IFRS 5, which are recognised and measured at current values less costs to sell.

Consolidated Financial Statements as at 31 December 2014	18

IPC Group - Integrated Professional Cleaning

The goodwill deriving from the acquisition is recognised as an asset and measured initially at cost, represented by the excess of acquisition cost over the current value of the Group's share of recognised and identifiable assets, liabilities and contingent liabilities. If, after the recalculation of these values, the Group's share in the current values of the identifiable assets, liabilities and contingent liabilities exceeds the acquisition cost, the surplus is recognised immediately in profit or loss.
Minority shareholders’ interest in the acquired company is initially recorded based on the portion of the current values of the assets, liabilities and contingent liabilities.

B) After 1 January 2010
As from 1 January 2010, business combinations are recorded by using the acquisition method. The cost of an acquisition is measured as the sum of the consideration transferred at fair value at the date of acquisition and of the amount of any minority interest. For each business combination, the purchaser must consider any minority interest at fair value or in proportion to the share of the minority interest in the identifiable net assets of the acquired company.
Acquisition costs are paid and classified among administrative expenses.
When the group acquires a business, it must classify or designate the acquired financial assets or the liabilities assumed: this includes the verification to establish whether an embedded derivative must be separated from the host contract.
If the business combination is carried out in several stages, the purchaser must recalculate the fair value of the previously held equity investment measured at equity and recognise any resulting profit or loss in the income statement.
Each contingent consideration must be recognised by the purchaser at fair value at the date of acquisition. The fair value change in the contingent consideration classified as asset or liability will be recognised in accordance with IAS 39, in the income statement or in the statement of the other comprehensive income. If the contingent consideration is classified in the shareholders' equity, its value must not be recalculated until its discharge is accounted for as opposed to shareholders' equity.
The goodwill is initially measured at cost that arises as surplus between the sum of the paid consideration and the amount recognised for the minority shares compared to identifiable net assets acquired and liabilities assumed by the Group. If the consideration is lower than the fair value of the net assets of the acquired subsidiary, the difference is recognised in profit or loss.
After initial recognition, goodwill is measured at cost, net of accumulated impairment losses. For impairment loss verification, the goodwill acquired in a business combination must be allocated, from the date of acquisition, to each cash-flow generating unit of the Group that is expected to benefit from the combination, regardless of whether other assets or liabilities of the acquired entity are assigned to such units.
If the goodwill was allocated to the cash-generating unit and the entity divests part of the assets of such unit, the goodwill associated to the divested asset must be included in the carrying amount of the asset when the profit or loss deriving from the divestment is determined. The goodwill associated with the divested asset must be determined on the basis of the values related to the divested asset and to the retained part of the cash-generating unit.

Consolidated Financial Statements as at 31 December 2014	19

IPC Group - Integrated Professional Cleaning

Foreign currency transactions
The separate financial statements of each company belonging to the Group are prepared in the currency of the primary economic environment in which the company operates (“functional currency”). For the purposes of the consolidated financial statements, the financial statements of each foreign entity are expressed in Euro, which is the Group's functional currency and the currency in which the consolidated financial statements are presented. When preparing the financial statements of individual entities, transactions in currencies other than the Euro are initially recognised at the exchange rates on the date they are carried out. At the end of the reporting period, monetary assets and liabilities in the above-mentioned currencies are converted at the exchange rates on that date. Non-monetary assets expressed at fair value in foreign currency are converted at the exchange rates at the date on which the fair values were calculated. The exchange differences arising from the settlement of the monetary items and from their restatement at the current exchange rates at the end of the financial year are recognised in profit or loss of the financial year, except for the exchange differences on non-monetary assets expressed in fair value in which the fair value changes are recognised directly in equity, as well as the exchange rate component.
There are no subsidiaries operating in countries with hyperinflationary economy.

Goodwill
Goodwill arising from the acquisition of a subsidiary or jointly controlled entity represents the excess of the acquisition cost over the percentage Group's share of the fair value of identifiable assets, liabilities and contingent liabilities of the subsidiary or jointly controlled entity on the date of acquisition. Goodwill is recorded at cost and is recognised as an asset. The value attributed to it is reviewed annually to ensure that it has not suffered losses. Goodwill is allocated to the cash-generating units that represent the minimum level of independent cash generation. Goodwill is not subject to amortisation but tested for impairment annually.
Impairment losses are recognised immediately in profit or loss and are not reversed subsequently.
In case of transfer of a subsidiary or a jointly-controlled entity, the amount of goodwill attributable to it is included in the calculation of the gain or loss on disposal.
The goodwill arising from the acquisition of a foreign company is recognised in the original currency and converted at the year-end exchange rate.

Buildings, plants and machinery, equipment, furniture and fixtures.
Land, buildings, plants, machinery and equipment are measured at historical cost, net of accumulated depreciation and any write-down for impairment.

Consolidated Financial Statements as at 31 December 2014	20

IPC Group - Integrated Professional Cleaning

Depreciation is recognised in profit or loss on a straight-line basis in relation to the estimated useful life of fixed assets based on the residual useful life. The estimated percentage rates representing the useful lives are as follows:
Buildings     3.0% - 10.0%
Plant and machinery:     10.0% - 20.0%
Fixtures and fittings, tools and other equipment    12.5% - 25.0%
Furniture and fixtures     12.5% - 25.0%

The estimated useful life is reviewed every year and changes in rates, where necessary, are applied prospectively.
Land is not subject to depreciation.
Assets held under financial lease are accounted for as shown in the paragraph “Leases” and depreciated on the basis of their estimated useful life as owned assets.
Fixed assets held for sale, and therefore with a carrying amount that will be recovered through a sale transaction expected within 12 months and considered to be highly probable, were shown in the financial statements separately from other assets, as required by IFRS 5, in a special section called “Non-current assets held for sale”.
Gains and losses from sale or disposal of assets are calculated as the difference between the sales revenue and the net carrying amount of the asset and are recognised in profit or loss of the financial year.

Internally-generated intangible assets – research and development costs
Research and development costs are recognised in profit or loss as incurred.
Internally-generated intangible assets arising from development of the new products or accessories or new production processes of the Group are recognised as assets only if all the following conditions are met:
•the asset is identifiable;
•the created asset is likely to generate future economic benefits;
•the development costs of the asset can be reliably measured.
These intangible assets are amortised on a straight-line basis over their useful lives. Amortisation of the asset starts when development is completed and the asset is available for use.
When assets generated internally cannot be recognised as assets in the financial statements, development costs are recognised in profit or loss in the financial year in which they are incurred.

Trademarks and patents
Trademarks and patents are initially recognised at purchase cost, and are amortised on a straight-line basis over their useful life.

Consolidated Financial Statements as at 31 December 2014	21

IPC Group - Integrated Professional Cleaning

Impairment on property, plant and equipment and intangible assets
At the end of each reporting period, the Group reviews the carrying amount of its property, plant and equipment and intangible assets for indications that these assets have suffered impairment. If such indications are present, the recoverable amount of these assets is estimated to determine the amount of the write-down. If it is not possible to estimate the recoverable amount of an asset individually, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.
The recoverable amount is the higher of the fair value less costs of disposal and its value in use. In measuring value in use, the estimated future cash flows are discounted at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset
If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the latter is decreased to its recoverable amount. The impairment loss is recognised immediately in profit or loss.
If the reasons for an impairment cease to exist, the carrying amount of the asset (or of the cash-generating unit), with the exception of goodwill, is increased to the new value resulting from the estimate of its recoverable amount, but not more than the net carrying amount that the asset would have had if it had not been impaired. The reversal is recognised immediately in profit or loss.

Financial assets
IAS 39 recognises the following types of financial instruments:
- financial assets measured at fair value with changes recognised in profit or loss,
- held-to-maturity assets,
- loans, receivables and held-to-maturity investments
- available-for-sale assets.
Initially, all financial assets are measured at cost, i.e. at fair value of the consideration exchanged (plus, in the case of assets other than those measured at fair value, additional charges). The Group determines the classification of its financial assets after initial recognition and, where appropriate and allowed, reviews this classification at the end of each financial year. Financial assets are accounted for as of the date they are traded, taking account of the moment in which the Group becomes party to the contractual clauses of the instrument.

Inventories
Inventories are measured at the lower of cost and net realisable value. The cost comprises the cost of direct materials and, where appropriate, direct labour, general production overheads and other costs incurred in bringing the inventories to their present location and conditions. Cost is calculated on a weighted average cost basis. The net realisable value represents the estimated selling price less the costs of completion and the estimated costs necessary to make the sale.

Consolidated Financial Statements as at 31 December 2014	22

IPC Group - Integrated Professional Cleaning

Trade receivables
Trade receivables are recognised at nominal value written down in profit or loss to account for expected impairment losses.

Cash, cash equivalents and financial assets available for sale
This item includes cash, bank current accounts and sight deposits and other highly liquid short-term financial investments that are easily converted into cash.
Available-for-sale financial assets are measured at fair value; gains and losses deriving from changes in fair value are recognised directly in equity until their disposal; at that time, total gains or losses previously recognised in equity are recognised in profit or loss for the period; Unlisted equity investments whose fair value cannot be reliably measured are measured at cost less any impairment losses.

Financial liabilities
Financial liabilities and equity instruments issued by the Group are classified in accordance with the substance of the contractual arrangements that generated them and with their definitions of financial liability and equity instrument. They are defined as contracts that give the right to benefit from residual interests in the assets of the Group after deducting its liabilities. The accounting policies adopted for specific financial liabilities and equity instruments are described below.

Bank loans
Interest-bearing bank loans and bank overdrafts are recognised based on the amounts collected, net of the transaction costs and subsequently measured at amortised cost, using the effective interest rate method.

Trade payables
Trade payables are recognised at nominal value.

Derivatives and hedge accounting
The Group operations are exposed in some cases to financial risks related to changes in exchange rates and interest rates. The Group does not hold derivatives for speculative purposes; however, if the derivatives do not meet all the conditions provided for the accounting treatment of hedging derivatives (hedge accounting) required by IAS 39, the changes in fair value of these instruments are recognised in profit or loss as financial costs or income.
Derivatives are accounted for using hedge accounting when:
- at the beginning of the hedge, there is formal designation and documents of the hedging arrangement;
- it can be assumed that the hedge is highly effective;
- the effectiveness can be reliably measured; and the hedging itself is highly effective during different accounting periods for which it is designated.

Consolidated Financial Statements as at 31 December 2014	23

IPC Group - Integrated Professional Cleaning

Changes in fair value of derivatives that are designated and are effective for hedging future cash flows, related to contract commitments of the Company or to expected and highly probable transactions, are recognised directly in equity, while the ineffective portion is recognised immediately in profit or loss (Cash Flow Hedges).
The hedge accounting method is abandoned when the hedging instrument expires, is sold, ends or is exercised, or it is no longer qualified as hedging. Any cumulative gains or losses of the hedging instrument directly recognised in equity are kept in it until the expected transaction actually occurs. If the hedged transaction is not expected to occur, the cumulative gains or losses recognised directly in equity are transferred to the income statement for the period.
The fair value of Interest Rate Swaps used for hedging the interest rate risk represents the amount that the Group expects to pay or collect to close the contract at the end of the reporting period, taking account of current interest rates and of the creditworthiness of the counterparty.
The fair value of forward contracts used for hedging the exchange rate risk is their market value at the end of the reporting period, which corresponds to the discounted value of the market value of the forward.
The use of these instruments is regulated by the policies approved by the Board of Directors of the Parent company, which established written procedures on the use of derivatives in line with the strategies of Risk Management of the Group.

Put options
Based on the provisions of IFRS 3 and as recommended by best practices (OPI 4), the options granted to some minority partners were measured on the basis of the last forecasts available at the end of the current financial year. The corresponding value was recognised in the financial statements as other payables as an offsetting item to the portion of the corresponding shareholders’ equity and, where necessary, updated with offsetting entry to profit or loss as provided by IAS 32 par § 23.

Cancellation of financial assets and liabilities
Financial assets
A financial asset is written off from the financial statements when:
• the rights to receive financial flows from the asset terminated;
• the Group retains the right to receive financial flows from the asset, but has undertaken the contractual obligation to pay them in full and without delay to a third party;
• the Group transferred the right to receive financial flows from the asset and:
(a) transferred substantially all the risks and benefits of the ownership of the financial asset or
(b) did not transfer or retain substantially all the risks and benefits of the asset, but transferred their control:

Consolidated Financial Statements as at 31 December 2014	24

IPC Group - Integrated Professional Cleaning

If the Group has transferred the rights to receive financial flows of an asset and has not transferred or retained substantially all the risks and benefits or has not lost control over it, the asset is recognised in the financial statements of the Group to the extent of its residual involvement in the asset itself. The residual involvement that takes the form of a guarantee on the transferred asset is measured at the initial carrying amount of the asset or the maximum value of the consideration that the Group could be obliged to pay, whichever lower.

Financial liabilities
A financial liability is written off from the financial statements when the obligation underlying the liability is settled, cancelled or fulfilled.

Leases
Lease contracts are classified as financial leases whenever the terms of the contract substantially transfer all the risks and rewards incidental to ownership to the lessee. All other leases are considered as operating leases. Lease payments under an operating lease are recognised as an expense on a straight-line basis over the lease term.
The Group as lessee
The assets subject matter of financial leases are recognised as assets of the Group at their fair value at the date on which the contract is entered into less accumulated depreciation. The corresponding liability owed to the lessor is recorded in the balance sheet as financial lease liability. Financial costs are recognised directly in profit or loss of the financial year.

Borrowing costs
Borrowing costs directly attributable to the acquisition, construction or production of assets that necessarily require a significant period of time before they are ready for use or sale, are included in the cost of these assets until they are ready for use or sale.
All other borrowing costs that are not attributable to the above-mentioned cases are recognised in profit or loss when incurred.

Employees post-retirement benefits
Employee benefits for defined benefit plans, paid once they stop working for the Group, which include employee severance indemnities for Italian companies, are calculated by measuring with actuarial techniques the amount of the future benefit that the employees accrued in the financial year and in previous financial years. The benefit calculated in this way is discounted and shown net of the fair value of any related assets. The calculation is made annually by an independent actuary.

Consolidated Financial Statements as at 31 December 2014	25

IPC Group - Integrated Professional Cleaning

Actuarial gains and losses (income and costs due when the actuarial assumptions change as well as the difference between the forecasts and the events actually occurred) are recorded in full in the period in which they arise and are recognised directly in equity.
The employee severance indemnity of the Italian companies was considered a defined benefit plan until 31 December 2006. The regulations of this fund were amended by Italian Law no. 296 of 27 December 2006 (“2007 Finance Act”) and subsequent Decrees and Regulations issued during the first months of 2007. It should be noted that, in the light of these amendments and based on a generally agreed interpretation:
- the employee severance indemnity accrued up to 31 December 2006 (and not yet paid at the end of the reporting period) continues to be considered as “defined benefit plan”; hence, it is necessary to make actuarial calculations that will still have to exclude the component relating to future salary increases;
- the employee severance indemnity accrued after 31 December 2006 that, following the reform, the companies are obliged to pay each month to the supplementary pension funds or to the pension fund treasury, is considered as “defined contribution plan” and is accounted for recognising in profit or loss on an accrual basis the contributions to be paid to the funds for the work done by the employees, without having to make any actuarial calculation.

Recognition of revenues
Sales of goods are recognised when the company has transferred to the purchaser all significant risks and benefits related to the ownership of the goods.

Interest income is recognised on an accrual basis, according to the amount financed and effective interest rate applicable.

Dividends are recognised when the right of shareholders to receive payment is established.

Provisions
Provisions are recorded in the financial statements when the Group has a present obligation resulting from a past event and it is likely that it will be required to fulfil the obligation. Provisions are allocated based on the best estimate of the costs required to fulfil the obligation at the end of the reporting period.

Non-recurring costs/income
This item includes the costs and income arising from transactions outside the ordinary business operations.

Financial costs
Financial costs are recognised in profit or loss on an accrual basis.

Taxes
Taxes for the year represent the sum of current and deferred taxes.

Consolidated Financial Statements as at 31 December 2014	26

IPC Group - Integrated Professional Cleaning

Current taxes are based on the taxable income of the financial year. Taxable income differs from the profit or loss indicated in the income statement, because it excludes positive and negative components that will be taxable or deductible in other financial periods and also excludes items that will never be taxable or deductible. Current tax liabilities are calculated using the rates in force at the end of the reporting period.
Deferred tax assets and liabilities are expected to be paid or recovered on temporary differences between the carrying amount of balance sheet assets and liabilities and the corresponding tax value used in the calculation of the taxable income, accounted for in accordance with the balance-sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences, whereas the deferred tax assets are recognised to the extent that it is considered likely that there will be tax results taxable in the future allowing the use of deductible temporary differences. These assets and liabilities are not recognised if the temporary differences arise from goodwill or from the initial recognition (not in transactions of business combinations) of other assets or liabilities in transactions that do not have influence on the accounting result or on the taxable profit.
The carrying amount of the deferred tax assets is reviewed at every balance sheet date and decreased to the extent that it is no longer probable that there will be sufficient future taxable income to allow all or a portion of these assets to be recovered.
Deferred taxes are calculated based on the tax rate that is expected to be effective when the asset is realised or the liability is settled. Deferred taxes are recognised directly in profit or loss, with the exception of those relating to items recognised directly in equity, in which case the related deferred taxes are also charged to equity.
Deferred tax assets and liabilities are offset when there is a legal right to offset the current tax assets and liabilities and when they refer to taxes due to the same tax authority and the Group intends to liquidate the current tax assets and liabilities on a net basis.

Risk and uncertainty factors
The preparation of financial statements in accordance with IFRS (International Financial Reporting Standards) requires assessment, estimates and assumptions that affect assets, liabilities, costs and revenues. The state of uncertainty and poor visibility that continues also in the current period resulted in the need to make difficult assumptions concerning future trends. The difficulty in making these forecasts makes it possible in the future to materialise results other than the estimates made.

Consolidated Financial Statements as at 31 December 2014	27

IPC Group - Integrated Professional Cleaning

5.	NET SALES
During the financial year, the Group developed a consolidated turnover of 168,580 euro, down by 1.4% compared to 171,015 of 2013, which however benefited from residual consumer sales of approximately 2.7 million euro. On a comparable basis, by isolating the effects of residual sales of the consumer segment of 2013, the turnover is slightly higher than that of last year (+0.2%). It should also be pointed out that the negative trend of exchange rates, especially during the first half of the financial year, had a negative impact on the translation of sales denominated in a currency other than the Euro. Excluding this effect, sales would be higher than those recorded in 2013 by approximately one percentage point (0.8%).

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
EMEA	134,154	135,498	(1,344)
EMEA (comparative figures referring to the professional segment)	134,154	133,079	1,075
AMERICAS	19,440	19,383	57
AMERICAS (comparative figures referring to the professional segment)	19,440	19,066	374
FAR EAST	14,986	16,134	(1,148)
TOTAL	168,580	171,015	(2,435)
TOTAL (comparative figures referring to the professional segment)	168,580	168,279	301

The sales analysis by geographical area shows an improvement compared to 2013 of approximately one percentage point (comparative figures referring to the professional segment) in the EMEA region, where sales in the major markets controlled by direct structures belonging to the Group increased considerably (Italy +3.9%, Germany +4.7%, France +3.6%, Spain +3.2%). Growth trends were also recorded in the Middle East, offset by the slowdown recorded in the sales of the former USSR area in the second half of the year due to the well-known political and monetary situation created in those Countries. Taking also account of residual consumer sales of the 2013 financial year, the EMEA area recorded an overall decline of approximately 0.8%.
In the Americas, sales increased by 2% thanks to the excellent performance of the US branch, partially offset, also due to the unfavourable exchange rate effect, by the decline recorded in Brazil, a particularly competitive and difficult market that underwent a sharp deceleration in consumption in the second half of the financial year.

Consolidated Financial Statements as at 31 December 2014	28

IPC Group - Integrated Professional Cleaning

The Far East presented different trends depending on the various markets. Positive performances were recorded in India (where IPC is present with its own branch) and in Japan, more than offset by slowdowns recorded in Countries such as Singapore, Korea, Australia and Malaysia.
The international vocation of the Group is confirmed: it achieves almost 90% of the turnover outside Italy, both directly with its branches and by means of third-party distribution structures that cover more than 100 Countries.

6.	OTHER OPERATING COSTS AND REVENUES

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Direct production costs	84,015	85,238	(1,223)

This category includes the costs of the factors of production directly attributable to the product: the value of direct labour and outsourced works amounts to 14,551 euro (2013: 14,848 euro), whereas the cost of purchased materials and components amounts to 66,336 euro (2013: 71,798 euro). These values were appropriately adjusted by the differential between the value of opening and closing inventories of 3,057 euro (2013: -1,360 euro).
The decrease in direct production costs (-1.4%) compared to the previous financial year allowed to maintain the percentage product margins exactly in line with the one recorded in 2013 and amounted to 50.2%.

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Indirect production costs	13,696	14,179	(483)

The item includes all the costs allocated to the production departments, such as motive power, maintenance, tooling, implements. Note that within this category the labour cost amounts to 6,473 euro (2013: 6,430 euro).
Depreciation amounts to 2,839 euro, down compared to the previous financial year (2013: 3,096 euro) reflecting in the balance the investment pattern.
The other costs decreased as a whole compared to the previous financial year of 269 euro, equal to -5.8%.

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Variable commercial costs	10,175	10,222	(47)

This category includes commercial costs directly related to sales and therefore commissions of 3,316 euro (2013: 3,224 euro), guarantee services of 884 euro (2013: 799 euro), sales transport costs of 4,059 euro (2013: 4,117 euro).

Consolidated Financial Statements as at 31 December 2014	29

IPC Group - Integrated Professional Cleaning

The remaining costs, amounting to 1,916 euro (2013: 2,082 euro) are also largely (1,369 euro, compared to 1,402 in 2013) attributable to costs borne by the Norwegian branch as the variable part of the remuneration to the sales personnel and, for the remaining part almost entirely to variable costs borne by the German branch in relation to the business line dedicated to the lease of cleaning machinery.

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Fixed commercial costs	22,726	22,074	652

Fixed commercial costs include costs for internal and external personnel of 14,618 euro, up compared to the previous financial year (2013: 14,290 euro) for strengthening the sales/after-sales personnel in some branches.
With regard to other commercial costs, we note: marketing, advertising and exhibition costs that amount to 1,745 euro in 2014 compared to 1,698 euro in 2013; travel expenses and allowances, which amount to Euro 1,778 euro in the financial year under review compared to 1,757 euro in 2013; finally, commercial provisions of 462 euro, compared to 237 euro of the previous financial year, against allocations on some customer positions.
Note amortisation of 20 euro (2013: 14 euro) related to sales equipment.

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Fixed administrative expenses	5,924	5,729	195

The most significant cost item in this category is personnel costs amounting to 4,076 euro (2013: 3,840 euro). Other items included: consultancy fees, which amount to 750 euro (2013: 718 euro); legal and notarial costs amounting to 120 euro (2013: 130 euro); bank charges amounting to 255 euro (2013: 283 euro); finally, the cost of review, which decreased compared to the previous financial year by 83 euro (2014: 183 euro, 2013: 266 euro)

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Fixed general costs	14,277	14,996	(719)

The category of Fixed general costs include personnel costs of 2,142 euro (2013: 1,831 euro) and depreciation/amortisation, which amounted to 1,370 euro (2013: 1,420 euro) for property, plant and equipment and 3,755 euro (2013: 4,426 euro) for intangible fixed assets.
An important saving must be pointed out in the directors' fees of 591 euro (2014: 1,823 euro, 2013: 2,414 euro), achieved thanks to the new governance structure.
The remaining costs are in line with the previous financial year.

Consolidated Financial Statements as at 31 December 2014	30

IPC Group - Integrated Professional Cleaning

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Fixed R&D costs	562	493	69

Research and development costs accounted for in the year amount to 2,945 euro (2013: 2,745 euro). Most of the development costs were capitalised (2014: 2,383 euro; 2013: 2,252 euro) since the IAS 38 requirements were met. The remaining costs were expensed during the financial year, since they were in line with the previous year.

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Other operating (income) costs	(300)	(170)	(130)

Other operating income and costs mainly consist of recovery of expenses from third parties, contingent assets and capital gains from the sale of property, plant and equipment.

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Non-recurring (income) costs	2,683	2,803	(120)

This category includes the costs and income arising from transactions outside the ordinary business operations.
In particular, 1.2 million euro are due to the process of obtaining the moratorium and the restructuring of the senior debt occurred with the transfer of ownership of the Group and 1.3 million euro are related to reorganisation operations in some operating structures within the Companies of the Group.

7.	FINANCIAL COSTS AND INCOME

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Financial costs (income)	4,886	10,694	(5,808)

This category consists of:

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Interest income	(110)	(87)	(23)
Interest expense	4,398	4,540	(142)
Other financial costs (income)	1,690	4,797	(3,107)
Costs (income) on exchange rates	(1,092)	1,444	(2,536)

Consolidated Financial Statements as at 31 December 2014	31

IPC Group - Integrated Professional Cleaning

In detail:
- the item Interest income includes interests related to the remuneration of bank deposits of 103 euro (2013: 77 euro) and other interests of 7 euro (2013: 10 euro).
- the item Interest expense includes:

•	interests on short/medium/long-term borrowings of 3,897 euro (2013: 4,014 euro). The reduction of 117 euro compared to the previous financial year is due:
for -379 euro to lower interests paid on short-term credit facilities, benefiting from the effects of a lower average use of these facilities during the year and to the lower use of revolving in the second half of the year, in addition to the effect of the reduction of the applied spreads that offset default interests calculated on the revolving subject-matter of moratorium, and for +262 euro to higher costs on long-term borrowings, as a result both of default interests calculated on the unpaid instalments shelved with the moratorium signed with the lending banks, and of higher rates applied compared to the previous financial year (lower Euribor, higher spreads applied);

•	501 euro (2013: 526 euro) as amortisation according to the financial method of incidental senior loan expenses capitalised as provided by IAS 39.
- the item Other financial costs (income) of 1,690 euro (2013: 4,797 euro) includes:

•	the costs related to the adjustment of the employee severance indemnities to IAS 19 of 170 euro (2013: 220 euro);

•	the interests calculated on the convertible bond loan of 40 euro (2013: 92 euro), repaid in advance with the change of ownership of the Group of 2 July 2014;

•	the costs related to the bank agency fees of 100 euro (2013: 100 euro);

•	the income related to the discounting of payables for put options granted to minority partners of 10 euro (2013: financial costs 2,846 euro);

•
the residual value of 1,390 euro (2013: 1,539 euro) is related to financial discounts granted to customers for advance payments, costs for extension recognised to suppliers, non-utilisation bank charges and interests on lease contracts of the German branch.

- The item Costs (income) on exchange rates reflects internally gains of 1,571 euro (2013: 450 euro) and losses of 479 euro (2013: 1,894 euro).

8.	EXTRAORDINARY WRITE-DOWNS

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Total write-downs	-	52,755	(52,755)

Consolidated Financial Statements as at 31 December 2014	32

IPC Group - Integrated Professional Cleaning

In 2013, the conclusion of the sales process and the subsequent calculation of a market value of reference for the Group led the Directors to evaluate carefully the persistence in the financial statements of the capital gains generated in 2005 at the time of acquisition by the former shareholders, taking account of the market prices of the main listed competitors, the different offers received by potential buyers during the exit process and the special financial profile of IPC when the sales process was carried out. The write-down booked to the income statement amounted to 52.8 million euro, before positive deferred taxes of 9.3 million euro, including 45.2 million euro against goodwill, 2.5 euro of the Faip building and 5.1 euro against trademarks.

9.	TAXES

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Current Taxes	4,219	3,936	283
Deferred taxes	(639)	(9,040)	8,401
Total taxes	3,580	(5,104)	8,684

Deferred taxes of the financial year are carried out based on the tax rate that is expected when the asset is realised or the liability is settled and mainly concerns the Italian companies; in particular, this effect on the parent company mainly derives from the deferred tax effect on provisions for risks and charges, from the repayment of accelerated amortisation, from time misalignments of amortisation of goodwill.
Deferred taxes in the income statement in the previous financial year reflected an income of 9,306 euro due to the reversal of the part of the provision related to the deferred taxation calculated on assets subject to restatement of financial statements.

The reconciliation of taxes calculated on the basis of the rates applied in the different countries and the actual tax charge are as follows:

	31/12/2014	31/12/2013
IRES Reconciliation/National tax Italian rate (27.5%)
Pre-tax profit/(loss) in the income statement	9,936	(47,998)

Theoretical taxes	2,732	(13,199)
Taxes for national tax differences	(28)	1,343
Taxes for non-deductible financial costs	-	14
Taxes for non-taxable revenues and non-deductible costs	(272)	209
Taxes for extraordinary write-downs	-	5,324
Total effective IRES taxes	2,432	(6,310)

Consolidated Financial Statements as at 31 December 2014	33

IPC Group - Integrated Professional Cleaning

	31/12/2014	31/12/2013
IRAP Reconciliation/Local Income Tax Italian rate (3.9%)
Pre-tax profit/(loss) in the income statement	9,936	(47,998)

Theoretical taxes	388	(1,872)
Taxes for national tax differences	41	235
Taxes for non-deductible personnel costs	592	642
Taxes for non-deductible costs	127	266
Taxes for extraordinary write-downs	-	1,935
Total effective IRAP taxes	1,148	1,206
TOTAL TAXATION	3,580	(5,104)

10.	DIVIDENDS PROPOSED AND PAID

During 2014, some subsidiaries resolved and paid dividends to their parent company that, for the portion pertaining to the Group, were properly eliminated when preparing these consolidated financial statements. Note that the portion of dividends attributable to minorities amounts to 1,813 euro (2013: 1,943 euro).

11.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are classified as follows:

	Balance as at 31/12/2014	Balance as at 31/12/2013
PROPERTY, PLANT AND EQUIPMENT:
Land	15,109	15,109
Buildings	31,015	32,194
Plants and machinery	1,802	1,808
Equipment	3,619	3,868
Other assets	1,429	1,424
Work in progress and advances	83	-
Total Property, plant and equipment	53,057	54,403

Changes and depreciation of the year are summarised below by category:

Land
Net Carrying Amount as at 31/12/2013	15,109
Net Carrying amount as at 31/12/2014	15,109

Consolidated Financial Statements as at 31 December 2014	34

IPC Group - Integrated Professional Cleaning

The value of the land owned amounted to 5,085 euro, the value of land acquired under financial lease amounted to 5,159 euro, the residual of 4,865 euro refers to the capital gains allocated to land during the acquisition of the Group.

Buildings
Net Carrying amount as at 31/12/2013	32,194
Increase	417
Reclassifications	85
Annual depreciation	(1,681)
Net Carrying amount as at 31/12/2014	31,015

The item Buildings at the end of the financial year includes all the owned buildings, whereas in the previous financial year it also included leased buildings for a net value of 1,602 euro.
The value of the buildings also includes 10,460 euro attributable to capital gains arising on the occasion of the acquisition that gave rise to the current structure of the Group, taking account of the portions attributable to minorities, if any.

Plants and machinery
Net Carrying amount as at 31/12/2013	1,808
Increase	466
Reclassifications	70
Annual depreciation	(542)
Net Carrying amount as at 31/12/2014	1,802

The item plants and machinery includes the fixed assets used in the production cycle.
Increases mainly relate to investments for the improvement and maintenance of the production capacity.

Equipment
Net Carrying amount as at 31/12/2013	3,868
Increase	1,332
Decrease	(5)
Reclassifications	(137)
Exchange differences	12
Annual depreciation	(1,451)
Net Carrying amount as at 31/12/2014	3,619

The item Equipment includes fixed assets that mainly refer to moulds.
Increases mostly refer to expenses for the acquisition of moulds in connection with the introduction of new models and the reconstruction of worn out moulds that can no longer be used.

Consolidated Financial Statements as at 31 December 2014	35

IPC Group - Integrated Professional Cleaning

Other assets
Net Carrying amount as at 31/12/2013	1,424
Increase	606
Decrease	(40)
Exchange differences	(5)
Annual depreciation	(556)
Net Carrying amount as at 31/12/2014	1,429

The other assets mainly refer to motor vehicles, electronic machines, office furniture.

Work in progress and advances
Net Carrying amount as at 31/12/2013	0
Increase	83
Net Carrying amount as at 31/12/2014	83

12.	GOODWILL: CHECK IMPAIRMENT OF INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE

Although there is no indication of impairment, the so-called impairment test was carried out as required by IAS 36 in relation to the recognised goodwill, which amounted to 66,945 euro as at 31 December 2014, to ensure its recoverability through the cash flows envisaged by the business plan approved by the Board of Directors.
Goodwill is tested at the level of a single cash generating unit, which is identified with the Group, as it is considered that, given the close interdependence of the different business units of the Group, this is the best representation of the smallest independent cash generating unit.
The test was carried out with the Discontinued Cash Flow (DCF) method using a final perpetual growth of 2%. The expected flows were calculated on the basis of the most recent business plan, with a time range of 5 years. These flows were discounted on the basis of a cost of capital (WACC before taxes) of 10.52%, which reflects the current market evaluations of the cost of money for Groups operating in similar business sectors, properly adjusted according to the specific risk. The adopted growth rates are based on development forecasts of the relevant industrial sector of the Group and changes in profitability are based on past experiences and on future market expectations. In particular, it is estimated that the growth rates used do not exceed the average growth for the period of the markets of reference in which the Group works, prudentially standing within the lower range of the expected growth.
The result of the impairment test showed no need for impairment, even with regard to sensitivity.

Consolidated Financial Statements as at 31 December 2014	36

IPC Group - Integrated Professional Cleaning

13.	INTANGIBLE ASSETS

Net intangible assets are classified as follows:

	Balance as at 31/12/2014	Balance as at 31/12/2013
INTANGIBLE ASSETS:
Development costs	4,806	4,881
Trademarks	6,835	7,463
Patents, industrial property rights and licences	669	768
Work in progress and advances	299	164
Total intangible assets	12,609	13,276

Changes and amortisation of the year are summarised below by category:

Development costs
Net Carrying amount as at 31/12/2013	4,881
Increase	2,372
Reclassifications	164
Exchange differences	23
Annual amortisation	(2,634)
Net Carrying amount as at 31/12/2014	4,806

Development costs refer to costs for designing products and components for which the existence of a potential demand justifying the deferral of costs to the financial year during which the relevant revenues were achieved was ascertained. The costs were amortised on the basis of this criterion within a maximum period of 5 years. The increase mainly relates to personnel, consulting and material costs incurred for the specific design of new products.

Trademarks
Net Carrying amount as at 31/12/2013	7,463
Increase	144
Exchange differences	(2)
Annual amortisation	(770)
Net Carrying amount as at 31/12/2014	6,835

The item Trademarks, in addition to the carrying amount of the related assets, includes the capital gain attributable to the trademarks at the time of acquisition that gave rise to the current structure of the Group. These capital gains are amortised in 20 years and the net carrying amount represented here is 6,735 euro, net of amortisation.
The increases for the financial year refer to costs incurred for obtaining quality and safety certifications in compliance with the regulations in force in the different countries in which the new productions were introduced.

Consolidated Financial Statements as at 31 December 2014	37

IPC Group - Integrated Professional Cleaning

Patents, industrial property rights and licences
Net Carrying amount as at 31/12/2013	768
Increase	254
Exchange differences	(2)
Annual amortisation	(351)
Net Carrying amount as at 31/12/2014	669

The item Patents, industrial property rights and licences includes the values recorded for the protection of innovative products and components as well as those related to software user licences.

Work in progress and advances
Net Carrying amount as at 31/12/2013	164
Increase	299
Reclassifications	(164)
Net Carrying amount as at 31/12/2014	299

The item Work in progress and advances includes the values relating to costs for product development projects started during the financial year under review but still to be completed and that will be used in the production cycle of future financial years.

14.	DEFERRED TAX ASSETS

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Deferred tax assets	3,218	2,830	388
Deferred tax liabilities	18,075	18,714	(639)

Deferred tax assets refer to hidden taxation calculated on temporary differences related to the provisions for obsolete inventory, bad debt provision and other provisions for risks.
The provision for deferred tax liabilities includes the provisions made in the financial statements of the consolidated companies as well as deferred taxes calculated in order to reflect the tax effects related to the consolidation adjustments.

Consolidated Financial Statements as at 31 December 2014	38

IPC Group - Integrated Professional Cleaning

The tables below show the tax effect of deferred tax assets and liabilities on temporary differences reported at the end of the financial year:

Deferred tax assets	31/12/2014	31/12/2013
Warehouse	2,039	1,895
Bad debt provision	331	206
Employees post-retirement benefits	351	156
Provisions for risks and Other funds	376	543
Other	121	30
Total deferred tax assets	3,218	2,830

Deferred tax liabilities	31/12/2014	31/12/2013
Property, plant and equipment	13,660	14,008
Intangible assets	5,041	5,081
Derivatives	30	7
Other	(656)	(382)
Total deferred tax liabilities	18,075	18,714

15.	OTHER NON-CURRENT ASSETS

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
OTHER NON-CURRENT ASSETS:
Other non-current assets	365	417	(52)
Total other non-current assets	365	417	(52)

The item other non-current assets mainly refers to guarantee deposits, loans to employees and long-term prepaid expenses.

16.	CASH AND CASH EQUIVALENTS

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
CASH AND CASH EQUIVALENTS
Cash	792	783	9
Bank and postal deposits	4,355	13,951	(9,596)
Cheques and other securities	335	322	13
Total Cash and cash equivalents	5,482	15,056	(9,574)

The balance represents cash and cash equivalents and bank deposits at the end of the reporting period.

Consolidated Financial Statements as at 31 December 2014	39

IPC Group - Integrated Professional Cleaning

For a more detailed analysis, reference is made to the cash flow statement.

17.	TRADE RECEIVABLES

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
RECEIVABLES:
Trade receivables	34,892	33,846	1,046
Bad debt provision	(2,057)	(2,023)	(34)
Total Trade receivables	32,835	31,823	1,012

Trade receivables are non-interest bearing and have an average maturity of 60-90 days. The balance is shown net of the bad debt provision of 2,057 euro (2013: 2,023 euro) and set aside to take account of doubtful trade receivables.
Changes in bad debt provision are shown in the table below:

	Balance as at 31/12/2013	Provision	Use	Balance as at 31/12/2014
BAD DEBT PROVISION
Bad debt provision	2,023	663	(629)	2,057

As required by IFRS 7 concerning the information with regard to the credit risk, the credit positions as at 31 December 2014 and 31 December 2013 are summarised by specifying the creation of the bad debt provision and its ageing.

Consolidated Financial Statements as at 31 December 2014	40

IPC Group - Integrated Professional Cleaning

31/12/2014	Not past due	past due by	past due from	past due from	past due by over	Total
		3 months	3 to 6 months	6 to 12 months	12 months
Receivables individually impaired		3,402	889	500	3,023	7,814
Bad debt provision related to receivables individually impaired		(88)	(55)	(106)	(1,808)	(2,057)
Net receivables individually impaired	-	3,314	834	394	1,215	5,757

Receivables globally impaired	27,078	-	-	-	-	27,078
Global bad debt provision		-	-	-	-	-
Net receivables globally impaired	27,078	-	-	-	-	27,078

Gross trade receivables	27,078	3,402	889	500	3,023	34,892
Bad debt provision	0	(88)	(55)	(106)	(1,808)	(2,057)
Net trade receivables	27,078	3,314	834	394	1,215	32,835

31/12/2013	Not past due	past due by	past due from	past due from	past due by over	Total
		3 months	3 to 6 months	6 to 12 months	12 months
Receivables individually impaired		4,573	492	471	3,488	9,024
Bad debt provision related to receivables individually impaired		(32)	(63)	(160)	(1,768)	(2,023)
Net receivables individually impaired	-	4,541	429	311	1,720	7,001

Receivables globally impaired	24,822	-	-	-	-	24,822
Global bad debt provision		-	-	-	-	-
Net receivables globally impaired	24,822	-	-	-	-	24,822

Gross trade receivables	24,822	4,573	492	471	3,488	33,846
Bad debt provision	0	(32)	(63)	(160)	(1,768)	(2,023)
Net trade receivables	24,822	4,541	429	311	1,720	31,823

The breakdown by geographical area of trade receivables net of bad debt provision is specified below:

	Italy	Europe	North	Far East	Rest of the	Total
			America	Australia	World
Trade Receivables	7,841	14,642	858	2,166	7,328	32,835

18.	OTHER RECEIVABLES

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Other receivables	835	1,043	(208)

Consolidated Financial Statements as at 31 December 2014	41

IPC Group - Integrated Professional Cleaning

The balance of the item other receivables mainly refers to advances to suppliers of raw materials and components and by customers, to advances paid to INAIL and to receivables from INPS for advances related to the redundancy fund.

The breakdown of these receivables by geographical area is set below:

	Italy	Europe	North	Far East	Rest of the	Total
			America	Australia	world
Other receivables	637	124	-	20	54	835

19.	TAX RECEIVABLES

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
TAX RECEIVABLES:
Tax receivables for direct taxes	1,309	1,271	38
Other tax receivables	450	1,359	(909)
Total Short-term tax receivables	1,759	2,630	(871)

Tax receivables for direct taxes represent the excess paid during the advance tax payment both by Italian companies and by some foreign companies with regard to the amount calculated at the end of the reporting period.
The company IP Cleaning S.p.A., with the subsidiaries Soteco S.p.A., Euromop S.p.A. and Pulex S.r.l. opted for the domestic tax consolidation system. The relevant economic relations as well as the reciprocal responsibilities and obligations between the consolidating company and the consolidated companies are defined in the Consolidation Regulations for the companies of the IPC Group, signed on 30 October 2006 and renewed in February 2010 in order to reflect the new legislations made by Italian Law 244/2007 with regard to the system of deductibility of interest expenses, in particular.
As at 31 December 2014, the Group claims a receivable of 0.8 million euro related to the recognition of deductibility for IRAP purposes of costs related to personnel for the years from 2007 to 2011 by the tax authorities, in compliance with Italian Law Decree 201/2011.

The item Other Tax Receivables mainly refers to the VAT receivable of the parent company IP Cleaning S.p.A. and of the other companies of the Group. The breakdown of these receivables by geographical area is set below:

	Italy	Europe	North	Far East	Rest of the	Total
			America	Australia	World
Tax receivables for direct taxes	1,160	102	-	-	47	1,309
Other tax receivables	403	8	-	-	39	450

Consolidated Financial Statements as at 31 December 2014	42

IPC Group - Integrated Professional Cleaning

20.	INVENTORIES

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
WAREHOUSE:
Gross value of raw materials and consumables	14,275	15,437	(1,162)
Provision for obsolete raw materials and consumables	(1,994)	(1,914)	(80)
Raw materials	12,281	13,523	(1,242)
Gross value of semi-finished products	4,073	4,549	(476)
Provision for obsolete semi-finished goods	(200)	(198)	(2)
Work in progress and semi-finished goods	3,873	4,351	(478)
Gross value of finished products	19,436	20,468	(1,032)
Provision for obsolete finished goods	(1,802)	(1,814)	12
Finished goods and goods for resale	17,634	18,654	(1,020)

TOTAL GROSS WAREHOUSE	37,784	40,454	(2,670)
TOTAL PROVISION FOR INVENTORY OBSOLESCENCE	(3,996)	(3,926)	(70)
TOTAL NET WAREHOUSE	33,788	36,528	(2,740)

Inventories derive from the inventories in stock at the companies of the Group on 31 December 2014 and amount to 37,784 euro (2013: 40,454 euro). The balance was properly adjusted by recording a provision for inventory obsolescence of 3,996 euro (2013: 3,926 euro) in order to supposedly restore its market value.

The change in the provision for inventory obsolescence is set below:

	Balance as at 31/12/2013	Provision	Use	Exchange differences	Balance as at 31/12/2014
Provision for obsolete raw materials and consumables	1,914	153	(73)	-	1,994
Provision for obsolete semi-finished goods	198	12	(10)	-	200
Provision for obsolete finished goods	1,814	379	(394)	3	1,802
Total Provisions	3,926	544	(477)	3	3,996

The use of the Provision for inventory obsolescence is mainly due to the disposal during the financial year of obsolete materials unsold at some companies of the Group, which were written down in previous financial years.

Consolidated Financial Statements as at 31 December 2014	43

IPC Group - Integrated Professional Cleaning

21.	DERIVATIVES

The other financial assets include the fair value of derivatives summarised below:

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
CURRENT FINANCIAL ASSETS:
Derivatives hedging exchange rate risk	0	23	(23)
Total current financial assets	0	23	(23)

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
CURRENT FINANCIAL LIABILITIES
Derivatives hedging exchange rate risk	63	0	63
Other current financial assets	300	0	300
Other current financial liabilities	363	0	363

The item Derivatives hedging exchange rate risk includes the fair value of forward contracts (forward sales of dollars) for exchange rate hedging signed during the year but not yet expired.

Hierarchical levels of fair value measurement
As regards the financial instruments recorded in the statement of financial position at fair value, the IFRS 7 requires that such values be classified on the basis of a hierarchy that reflects the significance of inputs used in determining fair value.
The levels are broken down as follows:
- level 1 – quoted prices in an active market for measured assets or liabilities;
- level 2 – inputs other than Level 1 inputs, which are directly (prices) or indirectly (derived from the prices) observable market inputs;
- level 3 – inputs not based on observable market data.

The following table shows the assets and liabilities at fair value as at 31 December 2013, by levels of fair value measurement hierarchy.

	Level 1	Level 2	Level 3
Assets measured at fair value	-	-	-
Liabilities measured at fair value	-	363	-

During the financial year, there were no transfers among the different Levels and the changes in Level 2 during 2014 total (50) euro, posted to equity.

Consolidated Financial Statements as at 31 December 2014	44

IPC Group - Integrated Professional Cleaning

22.	OTHER CURRENT ASSETS

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
OTHER CURRENT ASSETS:
Other accrued income and prepaid expenses	465	468	(3)
Other current assets	516	671	(155)
Total Other current assets	981	1,139	(158)
The item mainly refers to accrued income and prepaid expenses for insurance, operating lease rentals, maintenance.

23.	NON-CURRENT ASSETS HELD FOR SALE

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
NON-CURRENT ASSETS HELD FOR SALE	4,320	4,320	-

At the end of 2013, in order to provide the best representation of the Group's assets and as required by IFRS no. 5, the Directors deemed it appropriate to reclassify the value related to the buildings of the production site of Vaiano Cremasco, where the production activities dedicated to the consumer market were discontinued, in a special section of the financial statements “Non-current assets held for sale”, for a value in line with the one reported by an appropriate estimate formulated by an independent appraiser.

24.	SHAREHOLDERS’ EQUITY

The share capital, fully subscribed and paid up, consists of 11,762,428 shares 1.00 euro each, including 11,713,404 class A) shares and 49,024 class B) shares.

Nature and purpose of other reserves:
Reserve from convertible bonds
This reserve includes the difference between the value of the convertible bond loan of 2.5 million euro and its value, including interests to be paid at maturity, discounted at the market rate.

Consolidated Financial Statements as at 31 December 2014	45

IPC Group - Integrated Professional Cleaning

Cash-flow hedge reserve
This reserve includes the fair value at the end of the financial year of derivatives designated to hedge the risk of fluctuations in interest rates on the existing bank loan and the risk of fluctuations of the Euro/USD exchange rate. This reserve is supported net of tax effects.

Actuarial gains and losses reserve
This reserve includes the actuarial gains and losses relating to employees post-retirement benefits. This reserve is supported net of tax effects.

Translation reserve
This reserve consists of exchange differences deriving from the translation of financial statements of foreign subsidiaries with functional currency other than the Euro, as well as from the fluctuation of the allocation of the capital gains of the acquisition attributable to these companies always due to the change in exchange rates.
The change in the Group shareholders' equity and in minority interests is shown in the special section of the Financial Statements.

25.	BANK PAYABLES, LOANS AND BORROWINGS

Exposure to banks and lease payables are summarised in the following tables:

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
NON-CURRENT FINANCIAL LIABILITIES:
M/L-term portion of bank loans	73,553	0	73,553
Non-current portion of loans	73,553	0	73,553

Consolidated Financial Statements as at 31 December 2014	46

IPC Group - Integrated Professional Cleaning

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
CURRENT FINANCIAL DEBTS:
Overdrafts	4,970	5,258	(288)
Accrued interests	14	161	(147)
Other bank payables	5,560	18,441	(12,881)
Current bank payables	10,544	23,860	(13,316)

Current portion of financial lease payables	0	618	(618)
Current portion of bank loans	4,000	87,052	(83,052)
Current portion of loans	4,000	87,670	(83,670)

Total current financial debts	14,544	111,530	(96,986)

Senior bank loan

Payables for bank loans include the portions relating to the “senior” loan granted by a group of leading banks. This loan, originally taken out in February 2006, was renegotiated in 2007 in order to include, in the financed amount, the original bridge facilities granted for the repayment of the vendor loan at the time of exit from the shareholding structure of the former partner Interpump Group S.p.A., for the acquisition of Foma Norge AS as well as for financing the early redemption of the original Mezzanine loan. The final signing of the “Amended and restated Senior Agreement” took place in Milan on 18 April 2007. During 2011, the Group signed with the Lending Banks an agreement amending the Senior facility agreement that envisaged the restructuring of the remaining instalments of the redemption plan albeit preserving the original maturity and the subsequent redefinition of the financial covenants reflected in the agreement, in order to make the debt structure more consistent with the current economic and financial conditions of IPC.
At the end of December 2013, in order to allow a more efficient senior debt management during the period before the sale of the majority shareholdings of the current shareholders, a moratorium was signed with the Lending Banks with a maturity throughout the first quarter of 2014, whose main provisions concerned the shelving of the payment of the instalment expected at the end of the financial year of 6.7 million euro, and of the effects of any non-fulfilments related to the observance of the existing financial covenants.
The continuation of the procedure for transferring the shares beyond the termination of the Moratorium, pending the formalisation of the restructuring of the main terms and conditions of the senior loan, and not having complied with the payment of the additional instalment due on 18 April 2014 of 17.5 million euro, formally led to the breach by the Company as from April 2014 of some agreements envisaged by the current contract with regard to the capital repayment and related interests due in the same month.
As a result, having lost the acceleration clause, in the 2013 financial statements, the directors reflected the entire amount of the financial debt in the short-term section of the Financial Statements.

Consolidated Financial Statements as at 31 December 2014	47

IPC Group - Integrated Professional Cleaning

On 2 July 2014, together with the signing of the closing of the share purchase agreement, the Group signed with the Lending Banks an agreement amending the Senior facility agreement, with the restructuring of the remaining instalments of the redemption plan and the redefinition of the financial covenants, remedying at the same time the contractual breaches occurred. This renegotiation with the syndicate banks passed through the start and completion of the procedure pursuant to Article 67 paragraph 3 let. (d), which envisaged the asseveration of a Business plan by the Board of Directors.

The debt as at 31 December 2014 is secured by guarantees granted by the Parent Company by means of:
- registration of pledge on treasury shares and on shares held related to the subsidiaries Soteco S.p.A., Euromop S.p.A., Pulex S.r.l., Interclean Assistance S.A. by 93.33%, Foma Norge S.A. by 99.9%;
- registration of pledge on own current accounts and on the current accounts of the subsidiary Soteco S.p.A.;
- registration of special lien on own property, plant and equipment and on those of the subsidiary Soteco S.p.A.;
- registration of pledge on own intellectual property;
- registration of a mortgage on the buildings owned by the Parent Company and by the subsidiary Soteco S.p.A.

As provided by IAS 39, additional financing charges were capitalised and amortised over the period of validity of the financing contract by using the internal rate of return.

The table below summarises the final gross and net exposure of the financial debt.

Senior bank payable	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
Gross amount	77,553	87,553	(10,000)
Adjustment for amortised cost	0	(501)	501
Final amortised exposure	77,553	87,052	(9,499)

The senior debt maturities are show below, as provided by the last amendment to the contract of July 2014:

Maturity within:
1 year	4,000
2 years	4,000
3 years	4,500
4 years	7,500
5 years	9,998
beyond 5 years	47,555
Payables for Senior bank loan	77,553

Consolidated Financial Statements as at 31 December 2014	48

IPC Group - Integrated Professional Cleaning

Current bank payables
The balance of current bank payables includes the exposure to banks basically due to advances subject to collection, overdrafts and export advances.

Financial lease payables
Financial lease payables refer to the last financial lease contract still existing signed by a company of the Group for the availability of operating properties. The payable was discharged during the financial year under review.

26.	EMPLOYEES POST-RETIREMENT BENEFITS

The following table shows the change in employee severance indemnities in the financial year under review:

	Balance as at 31/12/2013	Provision	Discounting	Decrease	Balance as at 31/12/2014
Defined-benefit plans (Employee severance indemnities)	5,577	276	716	(511)	6,058

For the purposes of calculating the financial statement items related to the Employee Severance Indemnities, the company used an independent actuary who determined its value referring to what was provided by Italian Law no. 296 of 27 December 2006, by the calculation indications provided by the National Association of Actuaries and by the Italian Accounting Body (OIC, Organismo Italiano di Contabilità) as well as on the basis of the following main assumptions:
- annual probability of removal for death: tables SI99 issued by ISTAT were used;
- other causes of removal were obtained through appropriate equalisations of the historical data of the assessed Companies;
- annual probability of request of advances on employee termination indemnities: it was assumed to be equal to 2%, based on the historical data of the company;
- the maximum age for retirement takes due account of the latest laws;
- annual interest rate: it was weighted for each company of the Group on the basis of the residual duration of the provision, assuming an average fixed annual rate of the Group of 1.49%.
- annual rate of inflation: a rate of 1.5% was used.
The actuarial losses for the period were recognised in equity net of related tax effects, whereas the values related to the discounting of the payable (of 170 euro) were recognised in profit or loss under the item Other financial costs.

Consolidated Financial Statements as at 31 December 2014	49

IPC Group - Integrated Professional Cleaning

27.	OTHER NON-CURRENT LIABILITIES

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
OTHER NON-CURRENT LIABILITIES:
Other non-current liabilities	2,736	-	2,736
Total other non-current liabilities	2,736	-	2,736

This item consists of the 8-year non-interest bearing loan that the new partner paid to the Parent company at the closing, as part of the action for strengthening the equity structure.

28.	PROVISIONS FOR RISKS AND OTHER NON-CURRENT FUNDS

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
PROVISIONS FOR RISKS AND OTHER NON-CURRENT FUNDS:
Provision for agents’ leaving indemnities	465	500	(35)
Product guarantee fund	532	322	210
Other provisions for risks	1,112	767	345
Total provisions for risks and other non-current funds	2,109	1,589	520

The Provision for agents’ leaving indemnities includes provisions, made by the Italian Companies of the Group, against future payables with regard to sales agents for retirement pensions.
A reasonable estimate of the costs is set aside in the Product guarantee fund against potential risks for replacement or repairs under guarantee in relation to the sales made in the period of reference.
The increase in Other funds is due to some allocations on legal disputes.

Consolidated Financial Statements as at 31 December 2014	50

IPC Group - Integrated Professional Cleaning

The change during the year is shown below:

	Balance as at 31/12/2013	Increase	Decrease	Balance as at 31/12/2014
PROVISIONS FOR RISKS AND OTHER NON-CURRENT FUNDS:
Provision for agents’ leaving indemnities	500	25	(60)	465
Product guarantee fund	322	210	-	532
Other provisions for risks	767	366	(21)	1,112
Total provisions for risks and other non-current funds	1,589	601	(81)	2,109

29.	TRADE AND OTHER PAYABLES

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
TRADE AND OTHER PAYABLES:
Trade payables for goods and services	23,580	29,530	(5,950)
Payables for Put Options	74	19,560	(19,486)
Payables for purchase of fixed assets	72	550	(478)
Other short-term payables	7,025	9,015	(1,990)
Total trade and other payables	30,751	58,655	(27,904)

Trade payables do not bear interests and are usually settled from 90 to 120 days.
Payables for “Put Options” refer to the evaluation of the options granted to some minority partners on the basis of the last forecasts available at the end of the financial year; the reduction compared to the previous financial year is due to the discharge of the payable occurred during the year with the exercise of the option by a minority partner and the corresponding payment of the pertaining share.

The breakdown of payables by geographical area is set below:

	Italy	Europe	North	Far East	Rest of the	Total
			America	Australia	World
Trade and other payables	22,901	4,462	814	29	2,545	30,751

Consolidated Financial Statements as at 31 December 2014	51

IPC Group - Integrated Professional Cleaning

30.	CURRENT TAX PAYABLES

Tax payables include both amounts due to tax authorities for taxes withheld on employees and current tax payables of the companies of the Group. They are broken down as follows:

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
CURRENT TAX PAYABLES:
Inland Revenue IRES (Corporate Income Tax) account	637	837	(200)
Inland Revenue IRAP (Regional Business Tax) account	0	6	(6)
Inland Revenue VAT account	684	701	(17)
Inland Revenue IRPEF (personal income tax) account withholding agent	1,128	1,290	(162)
Inland Revenue other taxes and duties to be paid	330	190	140
Current tax payables	2,779	3,024	(245)

31.	OTHER CURRENT LIABILITIES

	Balance as at 31/12/2014	Balance as at 31/12/2013	Changes
OTHER CURRENT LIABILITIES:
Accrued expenses and deferred income	54	81	(27)
Other current liabilities	0	2,639	(2,639)
Total other non-current liabilities	54	2,720	(2,666)

As at 31 December 2013, this item included the payable relating to the convertible bond loan of 381,214 bonds of 2,500 thousand euro fully subscribed and paid up by the former shareholders, plus interests accrued up to that date. This loan was fully repaid by the Parent company on 2 July 2014, following the change in the shareholding structure.

32.	OTHER INFORMATION: COMMITMENTS AND RISKS, NUMBER OF EMPLOYEES

Financial leases
The Group paid off during the year the last financial lease on production buildings.

Guarantees obtained

	31/12/2014	31/12/2013
Sureties obtained	193	175
Total	193	175

Consolidated Financial Statements as at 31 December 2014	52

IPC Group - Integrated Professional Cleaning

The sureties obtained refer to guarantees granted in favour of companies of the Group, including 45 euro against supplies of utilities and 148 euro against a new lease contract of the factory in which the American branch operates.

Number of employees
The number of employees at the end of the reporting period is set below:

By category	2014	2013	Changes
Executives	20	17	3
Middle managers	46	46	0
Employees	383	396	(13)
Blue collars	510	519	(9)
Peak Value	959	978	(19)

By intended use	2014	2013	Changes
Production – Direct	314	327	(13)
Production – Indirect	203	199	4
Business	293	310	(17)
Administration	75	72	3
General	42	38	4
R & D	32	32	0
Peak Value	959	978	(19)

33.	RELATED PARTY DISCLOSURES

Transactions with related parties, including business and financial intra-group transactions, are part of the Group companies’ normal business operations, they cannot be classified as atypical or unusual, and are regulated at market conditions given the characteristics of the goods and services rendered. In particular, in addition to the existing normal purchase and sale transactions of accessory products and spare parts among Group companies, loan and cash pooling transactions in order to optimise the financial flows, the only other activities in this area consist in the lease contracts of sheds belonging to subsidiaries to minority partners in the subsidiary Interclean Assistance ICA S.A. (309 euro).

Consolidated Financial Statements as at 31 December 2014	53

IPC Group - Integrated Professional Cleaning

34.	FINANCIAL RISK MANAGEMENT
Main financial risks of the Group and their management policies.
The operations of the Group are exposed to various financial risks: exchange rate risk, interest rate risk, credit risk, liquidity risk, price risk and cash flow risk.
The aim of the Group, within the unpredictability of financial markets, is to minimise any negative impact on the Group's financial performances, also by means of derivatives to hedge the exposure to the exchange rate risk and interest rate risk.
The Group does not hold derivatives for speculative purposes, in line with the policy approved by the Board of Directors of the Parent company.

Interest rate risk
The Group's exposure to the risk of changes in market rates is mainly related to medium/long-term credit lines disbursed with variable interest rates.
The Group's policy is to eliminate, partially or otherwise, the risk of undesired fluctuations in financial costs by transforming these flows from variable to fixed.
The effects of an hypothetical and instantaneous increase of 10 basis points in interest rates would imply for the Group higher financial costs for 0.1 million euro. It can be reasonably assumed that an equal decrease may produce the same effect but of opposite sign.

Exchange rate risk
The Group operates internationally and is exposed to the exchange rate risk that mainly derives from the exposure to the US dollar, the Norwegian Krone and the Brazilian real. Exchange rate risks are generated by forecasts of future business transactions and by the recognition of assets and liabilities. To manage this risk, the Group uses forward sale contracts in foreign currency with counterparts chosen from among major financial institutions with a high rating. The Group adopted a hedging policy of business transactions in foreign currency by identifying the most effective tools for achieving the set goals, and the responsibilities, tasks and related system of proxies were assigned.
The policy identified the hedging purposes of exchange rate risk, which consist in the protection of the competitive position and of the consolidation of the economic result shown in the budget statements approved by the management bodies of the Group by means of the total neutralisation of this risk by partial or total amounts compared to the underlying.
It should be noted that the closing of the consumer business, which historically concentrated most of the sales in the American market, actually reduced materially the exchange rate risk.

Consolidated Financial Statements as at 31 December 2014	54

IPC Group - Integrated Professional Cleaning

At the time of preparing this Report, the effects of the current hypothetical and instantaneous change of +/- 5% in the exchange rates of the currencies of reference (which are basically USD, NOK and REAL in that the others are marginal for the purposes of this evaluation) would have the following effects on EBITDA and on operating Cash Flow, net of hedges:

€ millions
EUR/USD	0.304
EUR/NOK	0.177
EUR/REAL	0.092

Credit risk
Historically, the Group did not undergo significant credit losses. The Group’s policy is to assess the credit class of customers who ask for delayed payment terms, by granting them only to known and reliable customers. Payment in advance or the issuing of a letter of credit is required from new customers who passed the first economic and financial analysis. To further reduce risk, steps were taken also, in some companies of the Group, to take out the appropriate insurance policies to cover the potential risk of default.
Moreover, the balance of receivables is monitored during the financial year. Significant positions for which a condition of partial or total uncollectibility is objectively reported are subject to write-down. The amount of the write-down takes into account the recoverable amounts and the related collection date and collection charges and expenses. Provisions are made on a collective basis for receivables that are not subject to individual write-down. The maximum exposure to risk is indicated in note 16 of the Explanatory notes. There are no significant concentrations of credit risk within the Group, taking also into account that important customers are characterised by a high receivables turnover.

Liquidity risk
The Group controls the liquidity risk by using a number of processes aimed at optimising resources in order to keep a balance between maintaining funding and flexibility through the use of overdrafts, loans and financial leases.
The processes in place consist in:

•	maintaining an adequate level of cash on hand

•	using tools for planning and investing (cash pooling) in relation to business processes

•	diversifying the banks with which the Group operates

•	obtaining adequate credit lines

•	monitoring the conditions

Consolidated Financial Statements as at 31 December 2014	55

IPC Group - Integrated Professional Cleaning

Price risk
The group is subject to the risk of fluctuations in the price of raw materials, plastics and metals, in particular. The policy of the Group is to hedge the risk, where possible, through agreements with suppliers or with storage policies in the lowest moments of the cycle of price fluctuations. Moreover, the Companies of the Group review the product selling prices on a regular basis, trying as much as possible to transfer to customers the portion of the increase in purchase costs not absorbed by improved internal efficiencies and productivity.
The profitability results obtained over the last few years confirm the Group's capacity to maintain such a risk factor at low levels.

% Margins	2011	2012	2013	2014

IPC Group	46.9%	49.0%	50.2%	50.2%

35.	EVENTS AFTER THE END OF THE REPORTING PERIOD
In the first half of the year, the implementation of the strategic plans formulated at the end of last year continued in all the Business Units of the Group. With a view to simplifying and enhancing the potential synergies, mergers were formally started between manufacturing companies dedicated to equipment (merger into Euromop SpA of Ready System Srl and Pulex Srl) and machinery (merger into IPCleaning SpA of Soteco SpA) in order to create two separate but synergistic industrial centres in terms of production and sale of cleaning machinery and equipment.
The projects started for strengthening the sales and after-sales structures continued in order to improve the supply chain and the search for new sourcing opportunities; the focusing on the development of new products for the completion of the already wide product range that characterises the Group also continued.
The scouting of growth opportunities also continued due to acquisitions focused on the main markets of reference as well as contacts to expand the customers in sectors not yet fully explored.

The sales trend in the first two months of the year is positive, up by two percentage points compared to the same period last year, albeit some important markets are still characterised by poor visibility, such as the former USSR area.
Therefore, albeit the market remains uncertain, the positive trend of the first two months of the year suggest that the Plan objectives set for the year 2015 are achievable, operating prudently and with a constant monitoring of the results.

Portogruaro, 30 March 2015
For the Board of Directors
Federico De Angelis

Consolidated Financial Statements as at 31 December 2014	56

Independent Auditors’ Report
The Board of Directors
IPC Cleaning S.p.A.
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of IPC Cleaning S.p.A. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated income statement, statement of comprehensive income, cash flow statement and statement of changes in consolidated group shareholders’ equity for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by EU; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America and International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IPC Cleaning S.p.A. and its subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by EU.
Emphasis of Matter
As discussed in Note 1.1 to the consolidated financial statements, the 2014 cash flow statement has been restated to correct a misstatement. Our opinion is not modified with respect to this matter.
/s/ KPMG S.p.A.
Padua, Italy
March 29, 2017